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                                                                 Exhibit - 10.57


Summary Plan Description

To:         Long-Term Incentive Compensation Plan Participants

From:       A. P. Pajak

Date:       September 14, 1999

Re:         SUMMARY PLAN DESCRIPTION

            LONG-TERM INCENTIVE COMPENSATION PLAN OF FYE 2000-2002


1     Introduction

The purpose of the Long-Term Incentive Compensation Plan of FYE 2000-2002 (the "Plan") is to encourage and enable executives, officers and key employees of GZA GeoEnvironmental Technologies, Inc. (the "Company") and its Subsidiaries and other persons to acquire a direct stake in the Company's welfare. Promoting closer identification of these individuals' personal interests with those of the Company and its shareholders is expected to stimulate their efforts on the Company's behalf and strengthen their desire to remain with the Company. The Plan focuses on achieving financial goals set forth in the Company's long-term Strategic Plan.


2     Plan Summary

2.1     Overview

Upon selection to participate in the Plan, each designated "Participant" will be assigned a Target Award that represents the amount of Plan compensation that is expected to be paid to a Participant if certain pre-established financial goals ("Performance Objectives") are fully met. The Target Award will be calculated by multiplying the Participant's base salary (inclusive of pre-tax deductions for 401(k) deferral and benefits deductions but exclusive of any bonus payments made during the Plan Period under either the Annual or Long-Term Plans or any special compensation) earned during the initial year of the Plan by a Target Award Percentage. Groups of Participants' awards may be adjusted to yield uniform Target Awards for common classes of Participants in the Plan.


2.2     Eligibility

a) Eligibility to participate in the Plan is limited to individuals who are executives, managers and key employees of the Company whose duties and responsibilities provide them the opportunity to (i) make a material and significant impact on the financial performance of the Company, (ii) have major responsibility in the control of the corporate assets, and (iii) provide critical staff support necessary to enhance operating profitability.

b) Eligibility and designated levels of participation will be determined by the CEO subject to Committee approval as described below. The fixing of eligibility and level of participation shall not create any vested right in any Participant to receive a bonus hereunder.



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2.3     Administration

a) The Compensation Committee, or such other Committee of the Board of Directors designated by the Board, shall administer the Plan. The administration of the Plan shall include the power to:

         i)     Approve Participants participation in the Plan

         ii)    Establish Performance Goals

         iii)   Determine if and when any Bonuses shall be paid

         iv) Pay out any Bonuses, in cash, Stock, or stock options, or a combination thereof, as the Committee shall determine from time to time

         v) Approve the amount, the form, performance targets, and all other particulars of awards under the Plan

         vi) If deemed appropriate, adjust targets or payments to reflect special achievements to which no bonus would, by strictest adherence to the Plan, be due or to adjust actual results to be used for bonus performance measures in the event of one-time-only or unusual charges or additions to earnings, such as special write-offs or extraordinary gains

         vii) Impose and change, from time to time, the maximum amounts or percentages payable under the Plan

         viii)  Construe and interpret the Plan

         ix) Establish rules and regulations and to perform all other acts it believes reasonable and proper, including the authority to delegate responsibilities to others to assist in administering the Plan.

b) Until such time as the Committee makes a determination to make payment of the incentive compensation hereunder with respect to the actual results compared to the Performance Goals for any Plan Period, no Participant shall have any vested right to receive any amount that might be calculated as payable pursuant to the Plan. Furthermore, for any Plan Period and up until the Payment Date, the Committee may cancel any Bonuses awarded under the Plan if a Participant conducts himself or herself in a manner that the Committee determines to be inimical to the best interests of the Company.

c) Any decision made or action taken by the Committee arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive.

d) If any statute, rule or government regulation or any related compensation plan of the Company requires ratification of the Committee's action, the Committee will submit its recommendation to the Board for such ratification.


2.4     Form of Award

The Target Award will be delivered in three forms:

         o Cash Performance Awards that will be paid following the Plan Period if the EBIBT reported to the stockholders meets or exceeds the earnings goal approved by the Committee.

         o Incentive and Non-Qualified Stock Options that will deliver reward to the extent that the market value of the Company's stock increases due to achievement of the Strategic Plan goals

The percentage of Target Award assigned to stock options and to cash will be determined by the Committee.






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2.5      Value of ICP Awards


2.5.1    STOCK OPTIONS

Stock options will be issued pursuant to a current Stock Incentive Plan approved by the Stockholders of the Company at the time a Participant is selected to participate in the Plan. The projected value of stock option awards will be based on the current market value and the expected market value of the Company's shares at the end of the Plan Period based on projected earnings of the Company at the end of the Plan Period and anticipated price/earnings ratio. Stock option vesting may be step or cliff but will be determined at the time of grant irrespective of future stock price or other performance parameter. Early vesting may be provided if target measures are reached prior to the end of the Plan Period. There is no guarantee that the share price will reach the projected value even if the projected earnings per share is reached. There is no guarantee that the expected level of compensation will be realized from the stock options.


2.5.2    CASH PERFORMANCE AWARDS

Cash Performance Awards will be made based on achieving the cumulative earnings goal over the Plan Period. The goal will be based on projected earnings before bonus, interest and taxes (EBIBT) from the current Five-year Strategic Plan plus such additional earnings necessary to fund the Cash Performance Awards. The cash awards will be paid in full if the target cumulative earnings are achieved over the period of the Plan. Individual year earnings achievements will be ignored for the purpose of Plan goals. No payment will be made if the achieved cumulative earnings do not meet or exceed the target earnings. Payments will be made irrespective of the market price of the Company's shares. The performance goal for the current Plan Period is defined in Exhibit A.


2.6     TERMINATION OF EMPLOYMENT

In the event a Participant ceases to be employed by the Company:

a) Due to normal retirement, or early retirement with Committee consent, under a formal plan or policy of the Company, or total and permanent disability, as determined by the Committee, or death, a Participant's eligibility shall continue to remain in effect for the duration of the Plan Period. In the event of such a termination of employment, the Participant, or her or his Beneficiary, on the Payment Date, shall receive the Participant's portion of the Cash Performance Award for the applicable Plan Period, adjusted by the Committee in its sole discretion, pro rata, for the Participant's shortened participation.

b) In the event that a Participant shall cease to be an employee of the Company upon the occurrence of any other event, the Participant's eligibility under the Plan shall be canceled and terminated forthwith, and no Bonuses shall be payable under the Plan except as and to the extent the Committee may determine otherwise.

c) For purposes of the preceding, it shall not be considered a termination of employment when a Participant is placed by the Company on military or sick leave or such other type of leave of absence, for a period of six months or less, that is considered as continuing intact the employment relationship of the Participant. For any such leave extending beyond six months, the Committee shall decide whether and when there has been a termination of employment.

d) Disposition of stock options and restricted stock awarded under this Plan, subsequent to termination, will be determined by the provisions of the Stock Incentive Plan under which such options or shares have been issued.





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2.7      ADJUSTMENTS

If there shall be any change in the Stock subject to the Plan through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock or other change in the corporate structure, appropriate adjustments shall be made in the aggregate number and kind of shares subject to the Plan to reflect such changes, if and to the extent determined by the Committee, whose determination shall be conclusive. Such adjustments shall be made in accordance with the Stock Incentive Plan under which the shares were issued.


2.8     AMENDMENT AND TERMINATION OF PLAN

The Board may, at any time, and from time to time, suspend or terminate the Plan in whole or in part or amend it from time to time in such respects as the Board may deem appropriate and in the best interests of the Company.


3    Miscellaneous

a) GOVERNMENT AND OTHER REGULATIONS: The obligation of the Company to issue, or transfer and deliver shares for Bonuses under the Plan shall be subject to all applicable laws, regulations, rules and orders that shall then be in effect.

b) UNFUNDED PLAN: The Plan, insofar as it provides for payments, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be subject to Bonuses under the Plan. Any liability of the Company to any person with respect to any award under this Plan shall be based solely upon contractual obligations that may be created under this Plan.

c) RIGHT TO CONTINUED EMPLOYMENT: No person shall have any claim or right to be granted a Bonus under the Plan, and the grant of a Bonus under the Plan shall not be construed as giving any Participant the right to be retained in the employ of the Company, and the Company expressly reserves the right at any time to dismiss a Participant with or without cause, free from any liability, or any claim under the Plan.

d) NON-TRANSFERABILITY: Except by will or the laws of descent and distribution, no right or interest of any Participant in the Plan shall be assignable or transferable and no right or interest of any Participant shall be liable for, or subject to, any lien, obligation or liability of such Participant.

e) WITHHOLDING: The Company shall have the right to withhold from cash payments sufficient amounts to cover tax withholding for income and employment taxes, and if the amount of cash payment is insufficient, the Company may require the Participant to pay to it the balance required to be withheld. Likewise, the Company may require a payment by the Participant to cover applicable withholding for income and employment taxes in the event any part of the Bonus is paid in Stock.

f) PLAN EXPENSES: Any expenses of administering this Plan shall be borne by the Company.

g) LEGAL CONSIDERATIONS: No persons, including a Participant, or his or her Beneficiary, shall have any claim or right to the payment of an award, if, in the opinion of counsel for the Company, such payment does not comply with legal requirements or is opposed to governmental public policy.

h) OTHER PLANS: Nothing contained herein shall prevent the Company from establishing other incentive and benefit plans in which Participants in the Plan may also participate. However, any amounts paid to a Participant with respect to Bonuses under the Plan shall not affect the level of benefits provided to or received by any Participant (or his or her estate or Beneficiary) as part of any other employee benefit plan of the Company.

i) NO WARRANTY OF TAX EFFECT: No opinion shall be deemed to be expressed or warranties made as to the effect for federal, state or local tax purposes of any Bonuses.




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j)   CONSTRUCTION OF PLAN: The place of administration of the Plan shall be in the Commonwealth of Massachusetts, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Massachusetts.


4     Implementation

         a) The CEO will develop a Schedule of Participants Awards (the "Schedule", Exhibit A), detailing Participants and levels of long-term incentive compensation as a function of base salary and target performance measures for and adoption by the Compensation Committee.

         b) The Committee will present a motion to the Board for award of stock options to be granted to Participants, including numbers of shares, vesting and exercise period and other terms based on a recommendation prepared by the CEO.

         c) The Committee will authorize the CEO to grant Cash Performance Awards pursuant to the amounts set forth in the approved schedule subject to the conditions set forth in the plan prepared by the CEO.




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